Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated December 2, 2015

J.P.Morgan

JPMorgan U.S. Sector Rotator TR Series X Index

Performance Update - December 2015

OVERVIEW

JPMorgan U.S. Sector Rotator TR Series X Index (the "Index") is a J.P. Morgan index that tracks the total return of a monthly reconstituted portfolio of exchange-traded funds ("ETFs") selected out of a pool of ten U.S. sector ETFs and a U.S. short term treasury bond ETF (the "Constituents") based on a momentum and equal-volatility weighted approach.



Hypothetical and Actual Historical Performance - November 30, 2005 to November 30, 2015


JPMorgan U.S. Sector Rotator TR Series X Index
S&P 500 Total Return Index
Barclays U.S. Aggregate Bond Index (Total Return)
300
250
200
150
100
50
0
Nov-05
Nov-07
Nov-09
Nov-11
Nov-13
Nov-15

Hypothetical and Actual Historical Volatility - Through November 30, 2015


JPMorgan U.S. Sector Rotator TR Series X Index
S&P 500 Total Return Index
Barclays U.S. Aggregate Bond Index (Total Return)
Target volatility
70%
60%
50%
40%
30%
20%
10%
0%
May-06
Apr-08
Mar-10
Feb-12
Jan-14
Nov-15

Key Features of the Index

- The Index selects from a universe of 11 ETFs covering 10 US Sector ETFs and 1 Short Term Treasury Bond ETF.
- Monthly rebalancing to the top 5 positive performing US Sector ETFs with an allocation to the Short Term Treasury Bond ETF otherwise
- Volatility mitigation monthly mechanism as the strategy deleverages by allocating to the Short Term Treasury Bond ETF in high volatility regime.
- As of October 29, 2015 the calculation methodology of the Index was revised, on a going forward basis, to incorporate an additional business day between the Index Selection Day and the Scheduled Rebalancing Day. The timing of the selection of the new Constituents each month remains the same, but the implementation of the new Constituents now occurs two business days, rather than one business day, after the Index Selection Day.The hypothetical and historical monthly and full calendar year performance using both the revised calculation methodology and the prior calculation methodology is presented below.
- Levels published on Bloomberg under the ticker JPUSSCTO. Please note that the performance history provided on Bloomberg reflects the hypothetical and actual historical performance of the Index using the prior calculation methodology up to and including October 28, 2015 and the actual historical performance of the Index using the revised calculation methodology, on a going forward basis, as of October 29, 2015.

Hypothetical and Actual Historical Performance[1]	Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPM US Sector Series X - Revised Method[2]	2015	-1.07%	-0.05%	-3.29%	-1.12%	-0.03%	-1.20%	2.03%	-6.03%	-2.20%	1.38%	-0.12%		-11.34%[4]
JPM US Sector Series X - Prior Method[3]		-0.53%	-0.40%	-2.38%	-1.22%	0.50%	-1.14%	1.01%	-5.86%	0.29%	1.22%			-8.36%[5]
JPM US Sector Series X - Revised Method	2014	-4.50%	1.43%	0.20%	3.63%	1.34%	1.50%	-1.89%	3.87%	-0.75%	1.22%	2.71%	0.07%	8.87%
JPM US Sector Series X - Prior Method		-4.67%	2.95%	0.06%	2.96%	1.31%	1.62%	-2.17%	3.82%	-0.89%	1.88%	3.11%	-0.59%	9.42%
JPM US Sector Series X - Revised Method	2013	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
JPM US Sector Series X - Prior Method		3.75%	1.26%	4.70%	3.69%	-3.05%	-0.93%	4.22%	-3.25%	1.05%	4.19%	2.58%	2.69%	22.53%
JPM US Sector Series X - Revised Method	2012	1.01%	4.09%	3.29%	0.41%	-1.42%	-0.55%	0.94%	-0.85%	3.70%	-0.96%	-0.11%	1.07%	10.94%
JPM US Sector Series X - Prior Method		1.43%	4.16%	3.07%	0.27%	-1.64%	0.74%	1.24%	-0.83%	2.92%	-0.75%	-1.09%	0.56%	10.37%

Notes:

1. See the last paragraph under "Notes" on page 2 for important information about the limitations of using hypothetical historical performance measures.
2. "**JPM US Sector Series X - Revised Method**" performance represents the monthly and full calendar year performance of the Index based on hypothetical back tested daily Index closing levels from December 31, 2011 to October 28, 2015, and the actual historical performance of the Index based on the daily closing levels on October 29, 2015 and November 30, 2015, using the revised calculation methodology.
3. "**JPM US Sector Series X - Prior Method**" performance represents the monthly and full calendar year performance of the Index based on the hypothetical back tested daily Index closing levels from December 31, 2011 to August 17, 2014, and the actual historical performance of the Index based on the daily closing levels from August 18, 2014 to October 28, 2015, using the prior calculation methodology. As of October 29, 2015, the prior calculation methodology was discontinued and replaced with a revised calculation methodology, therefore performance history using the prior calculation methodology will not be provided for future periods.
4. As calculated through November 30, 2015.
5. As calculated through October 30, 2015. As of October 29, 2015, the prior calculation methodology was discontinued and replaced with a revised calculation methodology, therefore performance history using the prior calculation methodology will not be provided for future periods.

Recent Index Composition	Consumer Discretionary Select Sector SPDR Fund	Consumer Staple Select Sector SPDR Fund	Energy Select Sector SPDR Fund	Financial Select Sector SPDR Fund	Health Care Select Sector SPDR Fund	Industrial Select Sector SPDR Fund	Utilities Select Sector SPDR Fund	Materials Select Sector SPDR Fund	Technology Select Sector SPDR Fund	SPDR Dow Jones REIT ETF	iShares 1-3 Year Treasury Bond ETF
December 2015	18.19%	0.00%	0.00%	18.11%	17.44%	26.43%	0.00%	19.83%	0.00%	0.00%	0.00%
November 2015	24.70%	0.00%	13.77%	0.00%	0.00%	21.19%	0.00%	18.73%	21.61%	0.00%	0.00%

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

December 01, 2015

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation – November 30, 2015

	Three Year Annualized Return	Five Year Annualized Return	Ten Year Annualized Return	Ten Year Annualized Volatility	Ten Year Sharpe Ratio	Ten Year Correlation
JPMorgan U.S. Sector Rotator TR Series X Index - Revised Method	6.33%	8.99%	8.31%	12.57%	0.66	100.00%
S&P 500 Total Return Index	16.09%	14.40%	7.48%	20.66%	0.36	67.77%
Barclays U.S. Aggregate Bond Index (Total Return)	1.50%	3.09%	4.65%	3.74%	1.24	-22.82%

Notes

The comparative hypothetical and historical Total Returns, Volatility and Correlation provided above were calculated using the revised calculation methodology for the Index, which went into effect as of October 29, 2015.

Hypothetical, historical performance measures: Represents the performance of the JPMorgan U.S. Sector Rotator TR Series X Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through October 28, 2015 and actual performance on October 29, 2015 and November 30, 2015, as well as the actual performance of the S&P 500 Total Return Index and the Barclays U.S. Aggregate Bond Index over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee that the J.P. Morgan US Sector Rotator TR Series X Index will outperform the S&P 500 Total Return Index ,the Barclays U.S. Aggregate Bond Index or any alternative investment strategy. Sources: Bloomberg and JPMorgan.
S&P500 Total Return Index represents the total returns of the S&P 500 Index. Barclays U.S. Aggregate Bond Index (Total Return) represents the total returns of the Barclays U.S. Aggregate Bond Index.

Volatility: hypothetical, historical annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the hypothetical historical returns, as applicable to the relevant measurement period, of the JPMorgan US Sector Rotator TR Series X Index, S&P 500 Total Return Index, and the Barclays U.S. Aggregate Bond Index.
Volatility represents the annualized standard deviation of the relevant index's arithmetic hypothetical daily returns since November 30, 2005. The Sharpe Ratio, which is an hypothetical measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

Correlation : Correlation refers to the performance of the relevant index to the JPMorgan U.S. Sector Rotator TR Series X Index.

The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and JPMorgan.

Key Risks

- There are risks associated with a momentum-based investment strategy—The JPMorgan U.S. Sector Rotator TR Series X Index (the "Index") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
- Correlation of performances among the constituents may reduce the performance of the Index—performances among the constituents comprising the Index from time to time (the "Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Constituents representing any one sector or asset type that have a substantial weighting in the Index could have a material adverse effect on the performance of the Inde›
- Our affiliate, JPMS plc, is the Index sponsor and may adjust the Index in a way that affects its level—The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMS plc is under no obligation to consider your interest as an investor with returns linked to the Index.
- The Index may not be successful and may not outperform any alternative strategy related to the Constituents.
- The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Constituents by asset type that may reduce your return.
- Changes in the value of the Constituents may offset each other.
- The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
- The Index was established on August 18, 2014 and has a limited operating history.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement, underlying supplement, term sheet or pricing supplement.

You may access the Index Rules at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/19617/000095010315008732/crt_dp61069-fwp.pdf

Disclaimer

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-199966

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com December 01, 2015